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                                                                    Exhibit 21.1

G.T. Interactive Entertainment (Europe) Limited
WizardWorks Group, Inc.
Humongous Entertainment, Inc.
Candel Inc.
FormGen, Inc.
Gold Medallion Software, Inc.
Mediatechnics Ltd.
1051236 Ontario, Inc.
FormGen Corp.
Renegade Interactive Entertainment Limited
Bramblewold Computers Limited
Renegade Interactive France S.A.
GT Interactive Software GmbH
Premier European Promotion Limited
One Stop Direct Limited
Software Sourcerers International Limited
Wizardworks (UK) Limited
SingleTrac Entertainment Technologies, Inc.